Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT UROGEN PHARMA LTD. TREATS AS PRIVATE OR CONFIDENTIAL

PRE-PAID FORWARD CONTRACT

By and Between

UroGen Pharma Ltd.

and

RTW Investments ICAV for RTW Fund 2

Dated as of March 18, 2021

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Exhibit 10.6

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
Section 1.1	Definitions1
Section 1.2	Certain Interpretations20
ARTICLE 2 GRANT OF THE REVENUE PARTICIPATION RIGHT	21
Section 2.1	Grant21
Section 2.2	Pre-Paid Forward Price21
Section 2.3	No Assumed Obligations, Etc.21
ARTICLE 3 CLOSING	22
Section 3.1	Closing22
Section 3.2	Payment of Pre-Paid Forward Price22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES	22
Section 4.1	Company’s Representations and Warranties22
Section 4.2	Payer’s Representations and Warranties26
Section 4.3	No Implied Representations and Warranties27
ARTICLE 5 CONDITIONS TO CLOSING	28
Section 5.1	Conditions to the Payer’s Obligations28
Section 5.2	Conditions to the Company’s Obligations29
ARTICLE 6 COVENANTS	31
Section 6.1	Reporting31
Section 6.2	Revenue Payments; Revenue Participation and Revenue Payment Details31
Section 6.3	Disclosures32
Section 6.4	Inspections and Audits of the Company33
Section 6.5	Intellectual Property Matters.33
Section 6.6	In-Licenses34
Section 6.7	Out-Licenses.35
Section 6.8	Negative Pledge and Intercreditor Agreement36
Section 6.9	Insolvency Event36
Section 6.10	Use of Proceeds; Diligence.36
Section 6.11	IIA37
Section 6.12	Efforts to Consummate Transactions37
Section 6.13	Further Assurances37
Section 6.14	Product Collateral37
Section 6.15	Escrow37
Section 6.16	Certain Tax Matters.38
ARTICLE 7 INDEMNIFICATION	39
Section 7.1	General Indemnity39
Section 7.2	Notice of Claims39
Section 7.3	Limitations on Liability39
Section 7.4	Exclusive Remedy40
Section 7.5	Tax Treatment of Indemnification Payments40
ARTICLE 8 CONFIDENTIALITY	40
Section 8.1	Confidentiality40
Section 8.2	Authorized Disclosure41
ARTICLE 9 TERMINATION	42
Section 9.1	Mutual Termination42
Section 9.2	Automatic Termination42

(i)

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Exhibit 10.6

Section 9.3	Survival42
ARTICLE 10 MISCELLANEOUS	42
Section 10.1	Headings42
Section 10.2	Notices42
Section 10.3	Expenses43
Section 10.4	Assignment43
Section 10.5	Amendment and Waiver.44
Section 10.6	Entire Agreement44
Section 10.7	No Third-Party Beneficiaries44
Section 10.8	Governing Law45
Section 10.9	Jurisdiction; Venue.45
Section 10.10	Severability46
Section 10.11	Specific Performance46
Section 10.12	Counterparts46
Section 10.13	Relationship of the Parties46

(ii)

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Exhibit 10.6

Index of Exhibits, Schedules and Annexes

Exhibit A:Form of Company Opinions

Exhibit B:Valuation Procedures

(iii)

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Exhibit 10.6

PRE-PAID FORWARD CONTRACT

This PRE-PAID FORWARD CONTRACT, dated as of March 18, 2021 (this “Agreement”), is made and entered into by and between RTW Investments ICAV, an Irish Collective Asset-management Vehicle registered in Ireland as an umbrella fund with segregated liability between sub-funds (the “Payer”), for and on behalf of its sub-fund, RTW Fund 2, and UroGen Pharma Ltd., an Israel corporation with company registration number 513537621 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is in the business of, among other things, developing and commercializing the Products (as defined below); and

WHEREAS, the Company and the Payer desire to enter into a pre-paid forward contract providing for the Company’s grant to the Payer of the right to receive cash payments as a participation in future revenues of the Company through the Revenue Participation Right (as defined below) in exchange for payment of the Pre-Paid Forward Price (as defined below), and the Company desires to grant the Revenue Participation Right to the Payer in exchange for the Payer’s payment of the Pre-Paid Forward Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Payer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Definitions

. The following terms, as used herein, shall have the following meanings:

“Acceptable Intercreditor Agreement” means (a) a first-lien/second lien intercreditor agreement between the Payer and Senior Debt Provider providing [***]

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Exhibit 10.6

[***] and (b) any other intercreditor agreement between Payer and a Senior Debt Provider in form and substance reasonably satisfactory to Payer, such Senior Debt Provider and the Company. As used in this definition of “Acceptable Intercreditor Agreement,” “Payer Disposition Proceeds Amount” means, with respect to any disposition, sale or other transfer of Product Collateral, the lesser of (x) [***] of the proceeds from such disposition (or sale or transfer, as applicable), after payment of all fees, costs and expenses (including attorneys’ fees and costs) in connection with such disposition and any other costs or expenses incurred in connection with the enforcement of any right or remedy thereunder and (y) the Remaining Obligations. For the avoidance of doubt, for purposes of any waterfall referenced above, the Payer Disposition Proceeds Amount shall have the same priority of payment as any principal and interest obligations due to the Senior Debt Provider and shall not be subordinated in right of payment to such obligations.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial

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Exhibit 10.6

interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Bankruptcy Court” is defined in Exhibit B hereto.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws or regulations affecting the enforcement of creditors’ rights generally, including any proceedings under the Israeli Insolvency Law.

“Board” means the board of directors of the Company.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person; provided that, for the avoidance of doubt, any lease that was (or would have been) accounted for by such Person as an operating lease prior to the issuance of the Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board and any similar lease entered into thereafter by such Person shall be accounted for as an operating lease and not as a Capital Lease.

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means [***].

“Closing” means the closing of the grant of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“Combination Product” means:

(a)a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

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Exhibit 10.6

(b)a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.

“Commercial Updates” means [***].

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.

“Commercialization License” means any Out-License, or any other agreement between the Company or any of its Affiliates and any Third Party, pursuant to which rights are granted to a Third Party (other than any Distributor) to market, detail, promote, sell or secure reimbursement of any Product, whether through a license, sublicense, covenant not to sue, or similar arrangement under any Intellectual Property Right or the transfer, assignment or other conveyance of ownership rights in or to any Intellectual Property Right.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Company (provided that such size and resources shall not decrease below the size and resources of the Company as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, but without regard to the Company’s financial obligations under this Agreement.

“Company” is defined in the preamble. References to the Company herein shall be deemed to include any assignee of the Company pursuant to Section 10.4.

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Exhibit 10.6

“Company Certificate” is defined in Section 5.1(g).

“Company Indemnified Parties” is defined in Section 7.1(b).

“Confidential Information” is defined in Section 8.1.

“Consensus Value of Net Sales” is defined in Exhibit B hereto.

“Covered Jurisdiction” means [***].

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Payer by the Company concurrently with the execution of this Agreement.

“Distributor” means a Third Party that (a) (i) purchases or has the option to purchase any Product in finished form from or at the direction of the Company or any of its Affiliates, (ii) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (iii) does not otherwise make any royalty, milestone, profit share or other similar payment to the Company or its Affiliate based on such Third Party’s sale of the Product or (b) (i) does not take title to such Product, (ii) does not invoice sales of such Product to Third Party customers and (iii) is responsible only for inventory management and distribution with respect to such Product on behalf of the Company or its Affiliate. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” means that certain bank account established pursuant to the Escrow Agreement and controlled by the Escrow Agent.

“Escrow Agent” means an escrow agent to be mutually agreed upon by the Company and the Payer.

“European Countries” means, collectively, each member within the European Union, each member of the European Economic Area (to the extent such member is not a member of the European Union), Switzerland and the United Kingdom

“Excluded Collateral” means, each of (i) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (ii) equipment, (iii) cash, cash equivalents, investment property and securities and bank accounts (except, in each case with respect to identifiable proceeds from the disposition of the Product Collateral in connection with any enforcement of the security interests granted pursuant to the Security Documents (which, for the avoidance of doubt, shall not include proceeds of inventory sold in the ordinary course of business or payments under any Permitted License)), and (iv) any

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Exhibit 10.6

permit, license or agreement entered into by the Company (A) to the extent that any such permit, license or agreement or any law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other applicable law or (B) to the extent that the creation of a Lien in favor of the Payer would result in a breach or termination pursuant to the terms of or a default under any such permit, license or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or any other applicable law (including the Bankruptcy Code) or principles of equity).

“Excluded Out-License” means any Out-License other than any Commercialization License.

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“IIA” is defined in Section 4.1(k)(ix).

“In-License” means any license, settlement agreement or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of a Product.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of

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Exhibit 10.6

the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Insolvency Event” means in relation to each of the Company or its Affiliates: (a) any voluntary or involuntary filing for it of a petition under any Bankruptcy Laws; (b) it institutes or has instituted against it a proceeding seeking the grant of an initiation of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency Law, a judgment of insolvency or bankruptcy or any other relief under any Bankruptcy Laws or rehabilitation proceedings as defined under the Israeli Insolvency Law or other Bankruptcy Laws, or a petition is presented for its winding-up or liquidation by it or any other person; (c) it has a resolution passed for its winding-up, dissolution, rehabilitation, official management or liquidation; (d) it seeks or becomes subject to the appointment of a liquidator, administrator, provisional liquidator, conservator, receiver, administrative receiver, compulsory manager, special manager, trustee, supervisor custodian or other similar official for it or relating to all or substantially all its assets (whether temporary or permanent); (e) (i) it is dissolved; (ii) it is or becomes unable or admits inability to pay its debts as they fall due or it obligations (including future and contingent obligations) exceed the value of its assets; (iii) it is otherwise deemed insolvent under any applicable Bankruptcy Law; (iv) it has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 10 days thereafter; or (v) it makes a general assignment, arrangement or composition with or for the benefit of its creditors; (f) a moratorium or stay of proceedings (“ikuv halichim”) is declared in respect of any of its Indebtedness or a petition is presented whether by the Company (including by virtue of section 319c of the Israeli Insolvency Law) or any other person, for such moratorium or stay of proceedings; (g) a notification is made to any of its creditors of the commencement of protected negotiations (“masa u-matan mugan”) pursuant to the Israeli Insolvency Law; (h) any other corporate action or legal proceedings in relation to the events specified in the foregoing clauses (a) to (g) (inclusive); or (i) it causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in the foregoing clauses (a) to (h) (inclusive).

“Intellectual Property Product Rights” means any and all of the following as they exist throughout the world at any time: (a) the Intellectual Property Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to any Product that are owned or in-licensed by Company or any of its Affiliates; and (c) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary for the development, manufacture or Commercialization of a Product that are owned or in-licensed by Company or any of its Affiliates.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights and (b) the Know-How Rights.

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Exhibit 10.6

“Intellectual Property Updates” means [***].

“Israeli Companies Law” means the Israeli Companies Law, 1999, as amended from time to time and any regulations promulgated thereunder.

“Israeli Insolvency Law” means the Israeli Insolvency and Rehabilitation Law, 2018 as amended from time to time and any regulations promulgated thereunder;

“Israeli Security Agreement” means the security agreement to be governed by Israeli law and granted by the Company in favor of the Payer pursuant to which the Company grants the Payer a first ranking fixed charge over the Product Collateral and Payer Priority Collateral and a floating charge over the inventory and all future Product Collateral.

“Jelmyto” means (a) the pharmaceutical product known as JELMYTO® (mitomycin) (and foreign-named equivalents) for pyelocalyceal solution, (b) any pharmaceutical product for the treatment of upper tract urothelial cancer in a hydrogel formulation that contains any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro-drugs of mitomycin, and (c) any pharmaceutical product that contains any of the foregoing, in each case of (a)–(c), in any dosage form, dosing regimen, strength, or route of administration.

“Jelmyto Launch Sales Threshold” means the threshold amount for each corresponding Jelmyto Launch Year as set forth in the chart below:

Jelmyto Launch Year	Jelmyto Launch Sales Threshold (Annual Jelmyto Net Sales)
A. [***]	$[***]
B. [***]	$[***]
C. [***]	$[***]

“Jelmyto Launch Year” is defined in the definition of “[***]”.

“Jelmyto Net Sales” means the Net Sales of Jelmyto.

“Jelmyto Net Sales Revenue Rate” means the applicable percentage based on the portion of the corresponding level of annual Jelmyto Net Sales in a calendar year as set forth in the chart below; provided, however, that in the event that the Company does not receive Marketing Approval from the FDA on or before [***] for UGN-102 to treat low-grade intermediate

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Exhibit 10.6

risk non-muscle invasive bladder cancer, the Jelmyto Net Sales Revenue Rate will increase by 1.5% (applicable to all tiers) on worldwide annual Jelmyto Net Sales from and after [***] (the “UGN-102 Delay Payment”), which for clarity will be in addition to any rate increase pursuant to the definition of “[***]” below:

Payment Tiers based on Annual Jelmyto Net Sales	Jelmyto Net Sales Revenue Rate Applicable to Each Net Sales Tier
A. Annual Jelmyto Net Sales of up to $200,000,000	Jelmyto Tier 1 Rate
B. Annual Jelmyto Net Sales exceeding $200,000,000 and less than or equal to $300,000,000	3.0%
C. Annual Jelmyto Net Sales in excess of $300,000,000	1.0%

“Jelmyto Revenue Payments” means, for each calendar quarter, an amount payable to the Payer equal to the amount of Jelmyto Net Sales during such calendar quarter multiplied by the Jelmyto Net Sales Revenue Rate. For clarity, the Jelmyto Net Sales Revenue Rate used to calculate the Jelmyto Revenue Payments for a given date in a calendar quarter (a) will be based on the worldwide aggregate annual Jelmyto Net Sales billed or invoiced for the calendar year through and including such date, and (b) may be different for different periods during such calendar quarter depending on the specific date the worldwide aggregate Jelmyto Net Sales crosses over to the next payment tier. By way of example, if worldwide aggregate Jelmyto Net Sales invoiced as of (i) April 12 for the calendar year equal $185,000,000, (ii) April 13 for the calendar year equal $210,000,000, and (c) June 30 for the calendar year equal $295,000,000, then the Jelmyto Net Sales Revenue Rate for such [calendar quarter] shall be equal to the Jelmyto Tier 1 Rate with respect to Jelmyto Net Sales through and including April 12, and 3.0% with respect to Jelmyto Net Sales from April 13 through and including June 30, in each case subject to further adjustment by the UGN-102 Delay Payment.

“Jelmyto Tier 1 Rate” means 9.5% (subject to potential upward adjustment based on any UGN-102 Delay Payments as set forth in the definition of Jelmyto Net Sales Revenue Rate); provided, however, that if in any of [***] [***], [***] or [***] (each, a “Jelmyto Launch Year”) worldwide annual Jelmyto Net Sales are below the applicable Jelmyto Launch Sales Threshold, then the Jelmyto Tier 1 Rate will increase by 3.5% starting the following [***]. For clarity, the aggregate maximum increase pursuant to the foregoing is 3.5%, regardless of the number of years the worldwide annual Jelmyto Net Sales are below the applicable Jelmyto Launch Sales Threshold. If annual Jelmyto Net Sales subsequently exceed the applicable Jelmyto Launch Sales Threshold in the following [***], then the Jelmyto Tier 1 Rate will decrease by 3.5% (which decrease would take effect with respect to the calendar year following the Jelmyto Launch Year in which the Jelmyto Launch Sales Threshold is achieved). If, at the end of [***], the Jelmyto Tier 1 Rate has been increased by 3.5% for the [***] calendar year because the annual Jelmyto Net Sales in [***] have not exceeded the Jelmyto Launch Sales Threshold applicable to [***], then the Jelmyto Tier 1 Rate will remain increased by 3.5%;

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Exhibit 10.6

provided, however, that if worldwide annual Jelmyto Net Sales exceeds $[***] in any of the [***] through [***] calendar years, then the Jelmyto Tier 1 Rate will decrease by 3.5% (which decrease would take effect with respect to the [***] following the [***] in which such $[***] threshold is first achieved) and remain at such rate thereafter.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Company or any of its Affiliates or under which the Company or any of its Affiliates is or may become empowered to grant licenses necessary for the development, manufacture, or Commercialization of a Product.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means, with respect to any Product, a Third Party to whom the Company or any Affiliate of the Company has granted a Commercialization License. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind; provided that, for the avoidance of doubt, Permitted Licenses shall not be deemed to be a “Lien”.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable and documented fees and out-of-pocket expenses of counsel.

“Loss of Market Exclusivity” shall mean, on a Product-by-Product and country-by-country basis, the later to occur of: (a) the expiration of the last-to-expire Valid Claim of a Patent Right covering such Product in such country; and (b) the expiry of all Regulatory Exclusivity Periods for such Product in such country.

“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, necessary or reasonably useful to market a Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required. For clarity, notwithstanding the foregoing, solely with respect to Section 6.2, “Marketing Approval” shall not include pricing and reimbursement approvals.

“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of the Revenue Payments, (b) a material adverse effect on (i) a

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Exhibit 10.6

Product, (ii) any of the Intellectual Property Rights, including the Company’s rights in or to any Intellectual Property Rights, (iii) any Marketing Approval of a Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement or any other Transaction Document, (v) the ability of the Company to perform any of its obligations under this Agreement or any other Transaction Document, (vi) the rights or remedies of the Payer under this Agreement or any other Transaction Document, or (vii) the business of the Company or its Affiliates or (c) an adverse effect in any material respect on the Revenue Participation Rights, the Product Collateral, or the Security Documents.

“Minimum Return Date” means [***].

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” means, with respect to a Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product anywhere in the world by or on behalf of the Company, its Affiliates, or any Licensee of the Company or any of the Company’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arms-length transaction (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued, and not reimbursed by such Third Party, provided, that any given amount may be taken as a permitted deduction only once:

(a)reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;

(b)discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product and actually given to customers;

(c)reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product;

(d)reasonable and customary freight and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged separately and invoiced to the customer;

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Exhibit 10.6

(e)customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(f)sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Company allocates to sales of a Product in accordance with Company’s standard policies and procedures consistently applied across its products, as adjusted for offsets, rebates and refunds, imposed in connection with the sales of the Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(g)actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of a Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h)reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Company; and

(i)other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable).

Each of the amounts set forth shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP or International Financial Reporting Standards.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, or (iii) any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, including any upfront or milestone payments (whether or not such milestones are based on net sales of a Product).

With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Company’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Company’s or such Licensee’s annual financial statements in accordance with GAAP or International Financial Reporting Standards.

Net Sales for any Combination Product shall be calculated on a country-by-country basis

250212926 v1

Exhibit 10.6

by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in such country during such same accounting period. If a Product contained in such Combination Product is not sold separately in finished form in such country, the Company and the Payer shall determine Net Sales for such Product by mutual agreement based on the relative contribution of such Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

Notwithstanding the foregoing, in the event that the Related Party is any party other than Company or its Affiliates, then Net Sales (including Combination Product allocations in connection with such Net Sales) will be calculated based on the corresponding definition of net sales in the applicable Permitted License permitting such sales, provided that such definition is commercially reasonable.

“Non-Exclusive Patent Rights” means any Patent Rights non-exclusively in-licensed or otherwise held on a non-exclusive basis by Company or any of its Affiliates pursuant to rights granted by customers, suppliers, or service providers in the ordinary course of business.

“Order” means any order, judgment, injunction, award, decree, ruling, stipulation, determination, or writ of any Governmental Entity.

“Other Component” is defined in the definition of “Combination Products”.

“Out-License” means each license or other agreement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates (a) grants a license or sublicense of any Intellectual Property Right, or (b) transfers, assigns or otherwise conveys or grants any access or rights in or to any Intellectual Property Right.

“Patent Rights” means (a) those Patents listed in Schedule 4.1(k)(i)(A); (b) any continuation, continuation-in-part, division, provisional or any substitute applications of the foregoing; (c) any patent issued with respect to any of the foregoing; (d) any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any of the foregoing or other governmental actions which extend any of the subject matter of any of the foregoing; (e) any substitution patent, confirmation patent or registration patent or patent of addition based on any of the foregoing; (f) foreign counterparts of any of the foregoing; and (g) existing or future Patents covering any Improvements.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any

250212926 v1

Exhibit 10.6

substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Payer” is defined in the preamble.

“Payer Indemnified Parties” is defined in Section 7.1(a).

“Payer Priority Collateral” means, the Revenue Participation Right and the Revenue Payments, and any proceeds thereof. For the further avoidance of doubt, the Payer Priority Collateral is part of the Product Collateral.

"Payment Obligations" means the Remaining Obligations plus expenses, default interest, penalties, and enforcement costs.

“Permitted License” is defined in Section 6.7(a).

“Permitted Liens” means the following:

(a)Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or International Financial Reporting Standards;

(b)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP or International Financial Reporting Standards have been established;

(c) Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(d)Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(e)Any interest of a licensor or sublicensor under any In-License entered into by Company;

(f)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and

250212926 v1

Exhibit 10.6

performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(i)leases or subleases granted to others in the ordinary course of business and as permitted under this Agreement, and not interfering in any material respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Security Documents;

(j)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k)normal and customary Liens and rights of setoff upon deposits of cash and securities in favor of banks or other depository institutions;

(l)normal and customary Liens on cash and cash equivalents incurred to secure treasury, depository, overdraft, cash pooling, netting, credit card processing services, foreign exchange swap obligations, electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements;

(m)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)Liens in the nature of right of setoff in favor of counterparties to contractual agreements with the Company in the ordinary course of business; and

(q)Liens securing Permitted Secured Debt.

“Permitted Secured Debt” means: (a) obligations under Capital Leases and purchase money financings, (b) Indebtedness related to insurance premium financing arrangements, (c) reimbursement obligations in respect of letters of credit and banker’s acceptances (other than letters of credit securing Indebtedness for borrowed money or obligations in respect of any royalty or revenue interest sale or financing) and (d) other Indebtedness, in each case of (a), (b), (c) and (d) to the extent the Permitted Secured Debt is secured by Lien(s) on any of the Product Collateral and subject to an Acceptable Intercreditor Agreement executed and delivered by the Payer, the Company, and the applicable Senior Debt Provider.

250212926 v1

Exhibit 10.6

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pre-Paid Forward Price” is defined in Section 2.2.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” and “Products” means, individually and collectively, Jelmyto and UGN-102.

“Product Collateral” means the Company’s rights, title and interests in (a) the Products (including all inventory of the Products), (b) the Product Rights owned, licensed or otherwise held by the Company, (c) Payer Priority Collateral and (d) any proceeds in addition to those described in clause (c) from either (a) or (b) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products by the Company or its Licensees. Notwithstanding the foregoing, “Product Collateral” shall not include any Excluded Collateral.

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Products, (c) In-Licenses, (d) Commercialization Licenses, and (e) agreements necessary for, or otherwise material to, the development, manufacture, use, marketing, promotion, sale or distribution of any of the Products.

“Quarterly Deadline” is defined in Section 6.1(a).

“Receiving Party” is defined in Section 8.1.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity Period” shall mean, with respect to each Product in any country, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.

“Regulatory Updates” means [***].

“Related Party” is defined in the definition of “Net Sales”.

“Remaining Obligations” means the lesser of (x) the Revenue

250212926 v1

Exhibit 10.6

Payment Cap less Revenue Payments actually received by the Payer at such time and (y) the [***] to be payable through [***] (without regard to any bankruptcy or insolvency of the Company, any of its Affiliates or any Third Party) (which shall be determined in accordance with Exhibit B).

“Report” is defined in Section 6.1.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive the Revenue Payments on account of Net Sales of Products on or after the Effective Date and prior to the Revenue Payment Termination Date.

“Revenue Payment Cap” means if the aggregate payments of the Revenue Payments received by the Payer are equal to or greater than $300,000,000.

“Revenue Payments” means the Jelmyto Revenue Payments and UGN-102 Revenue Payments.

“Revenue Payment Termination Date” means the date at the end of the calendar quarter in which aggregate payments of the Revenue Payments actually received by the Payer equal the Revenue Payment Cap.

“RTGel” means the Company’s proprietary hydrogel polymer reverse-thermal composition known as “RTGel™”.

“RTGel Improvement” means any improvement, invention or discovery relating to (a) the composition or formulation of RTGel or (b) the method of manufacturing or administration of RTGel, including in each cases of (a) and (b), as such improvement, invention, or discovery relates to RTGel by itself or in combination with one or more additional therapeutically or prophylactically active pharmaceutical or biologic ingredients other than any [***].

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of any Product.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the U.S. Security Documents and the Israeli Security Agreement.

250212926 v1

Exhibit 10.6

“Senior Debt Provider” means, collectively, the lenders or providers (or its or their agents or representatives, as applicable) of Indebtedness secured by Lien(s) on any of the Product Collateral that enter into an Acceptable Intercreditor Agreement executed and delivered by the Payer, the Company, and the applicable Senior Debt Provider.

“Solvent” means it is able (and has not admitted its inability) to pay its debts as they fall due, its obligations (including known future and contingent obligations) do not exceed the value of its assets or it is otherwise not deemed insolvent under applicable law (including under the Israeli Insolvency Law).

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Company directly or indirectly through one or more intermediaries. For purposes hereof, the Company shall be deemed to control a partnership, limited liability company, association or other business entity if the Company, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means all countries of the world.

“Third Party” means any Person that is not the Company or the Company’s Affiliates.

"Transaction Documents" means this Agreement, the Security Documents, any closing certificate, and any other documents or agreements to be delivered pursuant to this Agreement and the Security Documents.

“Transaction Expenses” means the aggregate amount of any and all documented fees and expenses reasonably incurred by or on behalf of, or paid or to be paid directly by, the Payer in connection with the diligence of the transactions contemplated hereby or thereby, and the negotiation, preparation or execution of the Transaction Documents and any ancillary documents, the filing, registration and perfection of the Transaction Documents, or the performance or consummation of the transactions contemplated hereby or thereby [***].

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time

250212926 v1

Exhibit 10.6

in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UGN-102” means (a) the pharmaceutical product known as UGN-102 (mitomycin) for intravesical solution, (b) any pharmaceutical product for the treatment of bladder cancer in a hydrogel formulation that contains any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, metabolites, ester forms, deuterated forms or pro-drugs of mitomycin, and (c) any pharmaceutical product that contains any of the foregoing, in each case of (a)–(c), in any dosage form, dosing regimen, strength, or route of administration.

“UGN-102 Delay Payment” is defined in the definition of “Jelmyto Net Sales Revenue Rate”.

“UGN-102 Net Sales” means Net Sales of UGN-102.

“UGN-102 Net Sales Revenue Rate” means the applicable percentage based on the portion of the corresponding level of worldwide annual UGN-102 Net Sales in a calendar year as set forth in the chart below:

Payment Tiers based on Annual UGN-102 Net Sales	UGN-102 Net Sales Revenue Rate Applicable to Each Net Sales Tier
A. Annual UGN-102 Net Sales of up to $200,000,000	2.5%
B. Annual UGN-102 Net Sales exceeding $200,000,000 and less than or equal to $300,000,000	1.0%
C. Annual UGN-102 Net Sales in excess of $300,000,000	0.5%

“UGN-102 Revenue Payments” means, for each calendar quarter, an amount payable to the Payer equal to the amount of worldwide aggregate annual UGN-102 Net Sales during such calendar quarter multiplied by the UGN-102 Net Sales Revenue Rate. For clarity, the UGN-102 Net Sales Revenue Rate used to calculate the UGN-102 Revenue Payments for a given date in a calendar quarter (a) will be based on the worldwide aggregate annual UGN-102 Net Sales billed or invoiced for the calendar year through and including such date, and (b) may be different for different periods during such calendar quarter depending on the specific date the worldwide aggregate UGN-102 Net Sales crosses over to the next payment tier. By way of example, if worldwide aggregate UGN-102 Net Sales invoiced as of (i) April 12 for the calendar year equal $185,000,000, (ii) April 13 for the calendar year equal $210,000,000, and (c) June 30 for the calendar year equal $295,000,000, then the UGN-102 Net Sales Revenue Rate for such calendar quarter shall be equal to 2.5% with respect to UGN-102 Net Sales through and including April 12, and 1.0% with respect to UGN-102 Net Sales from April 13 through and including June 30.

250212926 v1

Exhibit 10.6

“U.S. Security Documents” means the security agreements to be governed by U.S. law and granted by the Company in favor of the Payer pursuant to which the Company grants the Payer a security interest over the Product Collateral and the Patent Rights.

“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent included within the Patent Rights, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application included within the Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than seven years from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

“Withholding Action” is defined in Section 6.16(b).

Certain Interpretations

. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are disjunctive but not necessarily exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

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Exhibit 10.6

ARTICLE 2
GRANT OF THE REVENUE PARTICIPATION RIGHT

Grant

.

(a)At the Closing and upon the terms and subject to the conditions of this Agreement, the Company shall grant to the Payer, and the Payer shall receive and accept from the Company, the Revenue Participation Right, free and clear of all Liens, except for any Liens in favor of, or granted by or otherwise applicable to, the Payer and Liens for Taxes, assessments or governmental charges or levies not yet due. Immediately upon the grant to the Payer by the Company of the Revenue Participation Right pursuant to this Section 2.1, all of the Company’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Payer.

(b)As security for the payment and fulfilment of the Payment Obligations, until the Minimum Return Date, (i) the Company does hereby grant to the Payer a first priority security interest in and to all right, title and interest in, to and under the Product Collateral, and (ii) the Company does hereby grant to the Payer a security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Revenue Payments, in each case, pursuant to the terms of the Security Documents. The Company hereby authorizes the Payer, from and after the Closing, to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Company as the debtor and the Payer as the secured party, and in such manner and such jurisdictions as are necessary or appropriate to perfect the Security Documents (including, without limitation, in Israel and the United States), including updating such financing statements when and if there are any new Intellectual Property Product Rights; provided that, notwithstanding the foregoing, the Security Documents (and the collateral thereunder) shall not include, and shall not extend to any Excluded Collateral.

(c)Upon the receipt of Marketing Approval in any Covered Jurisdiction outside of Israel and the United States, and until the Minimum Return Date, the Company shall take such actions as reasonably requested by the Payer (including the filing of any financing statements, and any continuation statements with respect to such financing statements when applicable) to grant and perfect the security interest granted hereby and by the Security Documents with respect to any Patent Rights and Marketing Approvals constituting Product Collateral and any other material Product Collateral located in such jurisdiction (to the extent reasonably practicable).

Pre-Paid Forward Price

. At the Closing and upon the terms and subject to the conditions of this Agreement, the price to be paid as consideration to the Company for the grant of the Revenue Participation Right to the Payer is Seventy-Five Million Dollars ($75,000,000) in cash (the “Pre-Paid Forward Price”).

No Assumed Obligations, Etc.

Notwithstanding any provision in this Agreement to the contrary, the Payer is only agreeing, on the terms and conditions set forth in this Agreement, to receive and accept the Revenue Participation Right and is not assuming any

250212926 v1

Exhibit 10.6

liability or obligation of the Company of whatever nature, whether presently in existence or arising or asserted hereafter.

ARTICLE 3
CLOSING

Closing

(a). The Closing shall take place remotely via the exchange of documents and signatures on the date that is two Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their nature are to be satisfied at the Closing), or as otherwise mutually agreed by the Payer and the Company.

Payment of Pre-Paid Forward Price

(a). The Escrow Agent shall be instructed to automatically release the payment of the Pre-Paid Forward Price to the Company at the Closing by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Company pursuant to Section 6.15.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Company’s Representations and Warranties

. Except as set forth on the Disclosure Schedules attached hereto, the Company hereby represents and warrants to the Payer that as of the date hereof and as of the Closing Date:

Existence; Good Standing

. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Israel. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a “company in violation” (“hevrah meferah”) as defined in Section 362A of the Israeli Companies Law and it has not received notice that it is expected to be registered as such.

Authorization

. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

Enforceability

. The Transaction Documents have been duly executed and delivered by an authorized officer of the Company and constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

250212926 v1

Exhibit 10.6

No Conflicts

. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Articles of Association of the Company, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Company or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Company or the Revenue Participation Right.

Consents

. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1(b), or any filings required by the federal securities laws or stock exchange rules, or any filings and registrations of the Security Documents at the Israeli Registrar of Companies and to the extent applicable, at the Israeli Patent Office, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Company in connection with (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under the Transaction Documents or (iii) the consummation by the Company of any of the transactions contemplated by the Transaction Documents.

No Litigation

. Neither the Company nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Company, no such action, suit, investigation or proceeding has been threatened against the Company, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

Compliance

.

(i)All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Company were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Company any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)Neither the Company nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable laws or regulations.

(iii)The Company has provided to the Payer prior to the date hereof in a data room available to the Payer true and correct copies or summaries of all material written communications sent or received by the Company and any of its Affiliates to or from any Regulatory Authorities that relate to each Product since [***].

250212926 v1

Exhibit 10.6

(iv)None of the Company, any of its Subsidiaries and, to the Knowledge of the Company, any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to either Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)Since [***], (A) there have been no Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to any Product, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Company, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the labeling of any Product. Since [***], neither the Company nor any of its Subsidiaries has experienced any significant failures in the manufacturing of any Product for clinical use or commercial sale that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

Licenses

.

(i)In-Licenses. There are no In-Licenses.

(ii)Out-Licenses. There are no Out-Licenses other than Excluded Out-Licenses.

(i)No Liens; Title to Revenue Participation Right. Neither the Product Collateral nor any of the property or assets, in each case, that specifically relate to the Products, including Intellectual Property Rights, of the Company or any of its Subsidiaries is subject to any Lien, except for any Permitted Lien or any non-exclusive license or rights to use granted to customers, suppliers, manufacturers or service providers in the ordinary course of business.

(j)Manufacturing; Supply. All Products have, since [***], been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since [***], neither the Company nor any Affiliate of the Company has experienced any significant failures in the manufacturing or supply of any Product that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Company has on hand or has made adequate provisions to secure sufficient clinical quantities of Products to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Company has on hand or has made adequate provisions to secure sufficient quantities of Jelmyto to support the commercial launch of Jelmyto in the Territory.

(k)Intellectual Property.

250212926 v1

Exhibit 10.6

(i)Schedule 4.1(k)(i)(A) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (other than the Non-Exclusive Patent Rights) (the “Existing Patent Rights”). Except as set forth on Schedule 4.1(k)(i)(A) of the Disclosure Schedule, the Company is the sole and exclusive registered owner of all of the Existing Patent Rights. Schedule 4.1(k)(i)(A) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers. The Existing Patent Rights comprise all the Patent Rights (other than the Non-Exclusive Patent Rights) that are owned or in-licensed by the Company or any of its Affiliates or under which the Company or any of its Affiliates is or may become empowered to grant licenses that are necessary for, or used in, the development, manufacture, use, marketing, promotion, sale or distribution of a Product as of the date hereof and the Closing Date.

(ii)Neither Company nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Company, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii)All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Company, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Company nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and neither Company nor its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv)Neither Company nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Company, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)Neither the Company not its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Company in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)To the Knowledge of the Company, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Company, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii)To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

250212926 v1

Exhibit 10.6

(viii)The Company has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(ix)The Company does not have any obligations to the Innovation Authority in Israel (“IIA”) (including any payments or royalties) nor has it applied for any grant from the IIA which has not been repaid in full or terminated, other than the commitment to continue to employ at least 75% of its research and development jobs in Israel (at the time of the settlement between the Company and the IIA regarding unwinding the Company’s obligations to the IIA regarding grants that were loaned by the IIA to the Company between January 2004 and September 2016) for a period of at least [***], until [***], which such commitment the Company is in full compliance with. There are no restrictions on transferring or pledging the Product Collateral and the Payer Priority Collateral or manufacturing the Products outside of the State of Israel, nor is any approval required from the IIA for the transactions contemplated by this Agreement and the other Transaction Documents (including the grant of the Security Documents).

(l)Indebtedness. The Company does not have any outstanding Indebtedness in excess of $[***] in the aggregate principal amount.

(m)Solvency. No Insolvency Event has occurred in respect of the Company. The Company has no plan or intention of, and the Company has not received any notice that any other Person has any plan or intention of, filing, making, or obtaining any petition, notice, Order, or resolution as specified in the definition of Insolvency Event or of seeking the appointment of a receiver, trustee, custodian, or similar fiduciary as specified in clause (e) of the definition of Insolvency Event.  The Company is Solvent and has sufficient assets and capital to carry on its business as currently conducted and to perform its obligations hereunder.

(n)Security. At the Closing, and upon filing, registration and perfection of the Security Documents within the time periods required by applicable law, the Payer will have a valid first priority security interest in and to all right, title and interest in, to and under the Product Collateral.

(o)Lien Related Representation and Warranties. The Company’s exact legal name is, and for the immediately preceding five years has been, “UroGen Pharma Ltd.” The Company is, and for the prior five years has been, incorporated in Israel.

(p)Brokers’ Fees. Except for Cowen and Company, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Payer’s Representations and Warranties

. The Payer hereby represents and warrants to the Company that as of the date hereof and as of the Closing Date:

(a)Existence; Good Standing. The Payer is an Irish Collective Asset-management Vehicle registered in Ireland as an umbrella fund with segregated liability between sub-funds, for and on behalf of its sub-fund, RTW Fund 2.

250212926 v1

Exhibit 10.6

(b)Authorization. The Payer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Payer.

(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Payer and constitutes the valid and binding obligation of the Payer, enforceable against the Payer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by the Payer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Payer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Payer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Payer.

(e)Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Payer in connection with (i) the execution and delivery by the Payer of this Agreement, (ii) the performance by the Payer of its obligations under this Agreement or (iii) the consummation by the Payer of any of the transactions contemplated by this Agreement.

(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Payer, threatened before any Governmental Entity to which the Payer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Payer to perform its obligations under this Agreement.

(g)Financing. The Payer has sufficient cash to pay the Pre-Paid Forward Price at the Closing. The Payer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Payer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)Tax Residency. The Payer is a resident of Ireland for Irish tax purposes and, as of the date hereof and as a matter of Irish law, is treated as eligible to claim the benefit of the double tax treaty concluded (a) between Ireland and the State of Israel and (b) between Ireland and the United States.

No Implied Representations and Warranties

. The Payer acknowledges and agrees that, other than the express representations and warranties of the Company specifically contained in ARTICLE 4 and the other Transaction Documents, (a) there are no representations or warranties of the Company either expressed or implied with respect to the Patent Rights or

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Exhibit 10.6

Revenue Payment and that the Payer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 4 and the other Transaction Documents, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Revenue Payments due to the Payer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Company’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Right, the Security Documents and the Payer’s rights under Section 6.5(d), the Payer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Company and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 5
CONDITIONS TO CLOSING

Conditions to the Payer’s Obligations

. The obligations of the Payer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Payer shall have received a certificate executed by a duly authorized officer of the Company on the Closing Date certifying on behalf of the Company to the effect of the foregoing.

(b)The representations and warranties of the Company contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Payer shall have received a certificate executed by an authorized officer of the Company on the Closing Date certifying on behalf of the Company to the effect of the foregoing.

(c)No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Payer shall have received a certificate executed by a duly authorized officer of the Company on the Closing Date certifying on behalf of the Company to the effect of the foregoing.

250212926 v1

Exhibit 10.6

(d)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Payer’s receipt and acceptance of the Revenue Participation Right.

(f)The Company shall have delivered to the Payer the legal opinions of Cooley LLP and Hamburger Evron & Co., each as counsel to the Company, in substantially the forms attached hereto as Exhibit A.

(g)The Payer shall have received a certificate of an officer of the Company, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Company executing this Agreement and (ii) the attached thereto copies of (A) the Company’s Articles of Association, and (B) resolutions adopted by the Company’s Board authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (the “Company Certificate”).

(h)The Company shall have confirmed it has scheduled delivery to Payer of a CD or USB containing copies of all documents uploaded to the Datasite data room related to the transactions contemplated by this Agreement, as of the date hereof, maintained by the Company and made available to the Payer, including all documents referred to in Section 4.1(g)(iii) and Section 4.1(h)(ii).

(i)The Company shall have executed and delivered the Security Documents in form and substance reasonably acceptable to the Payer, and all deliverables required in connection with the Security Documents and their registration or perfection, including: (i) an original notice of charge (Form 10) with respect to each of the Security Documents, as required for the registration of each of the Security Documents at the Israeli Registrar of Companies and (ii) a power of attorney duly completed and signed by an authorized representative(s) of the Company in favor of the Payer's Israeli legal counsel, with respect to the registration of the Liens over the Israeli Patents at the Israeli Patent Office.

(j)The Security Documents, including any deliverables required, shall have been filed at all applicable registries (including the Israeli Registrar of Companies and in respect of any Israeli Patents, at the Israeli Patent Office) in each applicable jurisdiction and the actual completed registration of such Security Documents at such registries shall have been obtained.

Conditions to the Company’s Obligations

. The obligations of the Company to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

250212926 v1

Exhibit 10.6

(a)The Payer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate executed by a duly authorized representative of the Payer on the Closing Date certifying on behalf of the Payer to the effect of the foregoing.

(b)The representations and warranties of the Payer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Company shall have received a certificate executed by a duly authorized officer of the Payer on the Closing Date certifying on behalf of the Payer to the effect of the foregoing.

(c)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Payer’s receipt and acceptance of the Revenue Participation Right.

(e)The Payer shall have delivered to the Company standard existence and authority opinions in respect of the Payer, enforceability opinions on this Agreement, and an opinion that this Agreement does not conflict with the organizational documents of the Payer or applicable law, each such opinion in a form previously agreed upon by the Company and the Payer.

(f)The Company shall have received a certificate of an authorized person of the owner trustee of the Payer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Payer.

(g)The Payer shall have executed and delivered the Security Documents in form and substance reasonably acceptable to the Payer, and all deliverables required thereunder.

(h)The Payer shall complete, sign and deliver a United States Internal Revenue Service Form W-8BEN-E certifying that it is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to each of “royalties,” “interest” and

250212926 v1

Exhibit 10.6

“other income” and shall, to the extent permitted under applicable law, update such form upon the expiration, obsolescence or other invalidity of such form.

(i)The Payer shall complete, sign and deliver, to the extent applicable, an official tax residency certificate for the purpose of applying benefits under the double tax treaty between the state of Israel and Ireland, issued by the Irish revenue commissioners and shall, to the extent permitted under applicable law, update such form upon the expiration, obsolescence or other invalidity of such forms.

ARTICLE 6
COVENANTS

Reporting

. From and after the date hereof and until the Revenue Payment Termination Date, the Company shall provide the Payer:

(a)concurrently with, and in any case no later than the [***] after, the earlier of the following dates (the “Quarterly Deadline”): (i) the filing of the Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, for the immediately preceding quarter and (ii) the applicable due date for such reports (but in no event later than [***] following the end of the first three fiscal quarters and [***] following the end of the fourth fiscal quarter), a reasonably detailed quarterly report setting forth, with respect to such same period, (A) the [***], (B) the [***], (C) the [***], and (D) the [***] (collectively the “Reports”); provided that for any such updates made by a Licensee or other Third Party for which the Company receives such update fewer than [***] prior to the Quarterly Deadline, such update will be included in the following calendar quarter’s Reports;

(b)the Company shall include in each Report any (i) material [***] updates and (ii) reasonable details as to the achievement of any [***] set forth in each Commercialization License; and

(c)the Company shall also provide the Payer with such additional information regarding the updates included in each Report as the Payer may reasonably request from time to time. The Company shall meet [***] (or as otherwise requested by the Payer) with the Payer to review such Reports and any other material updates. The Company shall prepare and maintain and shall cause its Affiliates and use commercially reasonable efforts to cause Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Company and subject to the obligations of confidentiality set forth in ARTICLE 8.

Revenue Payments; Revenue Participation and Revenue Payment Details

.

(a)From and after the Closing Date and until the Revenue Payment Termination Date, the Company shall pay to the Payer, without any setoff or offset (subject, in each case, to Section 6.16), the Revenue Payment for each calendar quarter on the [***],

250212926 v1

Exhibit 10.6

provided that for any Net Sales made by a Licensee for which payment is received by the Company fewer than [***] prior to the [***], such payment to the Payer will be paid with the following calendar quarter’s Revenue Payment. The Revenue Payment payable for the calendar quarter during which the Closing occurs shall be prorated from the Effective Date through the end of such calendar quarter. A late fee of [***]% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Revenue Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Payer’s rights with respect to such payment default.

(b)From and after the Closing Date and until the Revenue Payment Termination Date, the Company shall deliver to Payer a report for each [***] concurrently with, and in any case no later than the [***] after, the [***], in a form to be mutually agreed to by the parties, setting forth in reasonable detail with respect to each Product, (i) Gross Sales and Net Sales for the applicable [***] and [***], on a country-by-country basis (including a reasonably detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any proceeds treated as Net Sales pursuant to Section 6.5(d)), and (ii) (A) the calculation of the Revenue Payment payable to the Payer for the applicable [***], identifying, on a country-by-country basis, the number of units of each Product sold by the Company, its Affiliates and each Licensee and (B) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with GAAP); provided that, for any reports received by the Company with respect to Net Sales by Licensees fewer than [***] prior to the [***], the Company shall deliver to the Payer the relevant information from such reports in the following [***]’s report.

(c)Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

Disclosures

. Except for a press release and the Company’s Current Report on Form 8-K describing the material terms of this Agreement and the transactions contemplated by this Agreement, in each case previously approved in form and substance by the Company and the Payer, or any other public announcement using substantially the same disclosure as such press release or Form 8-K, neither the Payer nor the Company shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law, regulation or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance); provided that (a) no review or consent shall be required with respect to disclosures by either party hereto otherwise previously approved pursuant to this Section 6.3 and (b) notwithstanding anything herein to the contrary, each party

250212926 v1

Exhibit 10.6

hereto may, without the review or consent of the other party hereto, disclose (and nothing herein shall be construed to restrict either party hereto from disclosing) the Pre-Paid Forward Price and the amount and nature of the Revenue Participation Right (and related accounting disclosures of the transactions contemplated hereby) in such party’s periodic reports and financial statements.

Inspections and Audits of the Company

. Following the Closing and until [***] after the Revenue Payment Termination Date, upon at least [***] written notice and during normal business hours, no more frequently than [***] per [***], the Payer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Company to be made of the Company’s books of account for the [***] prior to the audit for the purpose of determining the correctness of Revenue Payments made under this Agreement. Upon the Payer’s reasonable request, no more frequently than [***] per [***] while any Commercialization License remains in effect, the Company shall use Commercially Reasonable Efforts to exercise any rights it may have under any Commercialization License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Revenue Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Payer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Payer, unless the independent public accounting firm determines that Revenue Payments previously paid during the period of the audit were underpaid by an amount greater than [***]% of the Revenue Payments actually paid during such period, in which case such expenses shall be borne by the Company. Any such accounting firm shall not disclose the confidential information of the Company or any such Licensee relating to a Product to the Payer, except to the extent such disclosure is necessary to determine the correctness of Revenue Payments or otherwise would be included in a Report. All information obtained by the Payer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Company to the Payer, then such underpayment, shall be paid by the Company to the Payer within [***] of it being so disclosed. If any audit discloses any overpayments by the Company to the Payer, then the Company shall have the right to credit the amount of the overpayment against each subsequent quarterly Revenue Payment due to the Payer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Revenue Payment due hereunder, the Payer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5Intellectual Property Matters.  During the term of the Revenue Participation Right:

(a)The Company shall provide to the Payer a copy of any written notice received by the Company from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Company related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

250212926 v1

Exhibit 10.6

(b)The Company shall promptly inform the Payer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Company” (or the successors of such Person at the Company) becomes aware. Without limiting the foregoing, the Company shall provide to the Payer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Company, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt. The Company shall use Commercially Reasonable Efforts to diligently enforce and defend the Patent Rights (other than Patent Rights non-exclusively in-licensed or otherwise held on a non-exclusive basis by Company or any of its Affiliates), including Commercially Reasonable Efforts to bring any legal action for infringement or defend any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference.

(c)From and after the date hereof and until the Revenue Payment Termination Date, within [***] of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right or defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, the Company shall provide the Payer with written notice of such action.

(d)If the Company recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Company (or any party to an In-License or Permitted License of such Patent Rights entitled to such reimbursement under any such In-License or Permitted License) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted License of such Patent Rights under any such In-License or Permitted License, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales with respect to the applicable Product for purposes of the Transaction Documents.

In-Licenses

.  During the term of the Revenue Participation Right:

(a)The Company shall promptly (and in any event within [***]) provide the Payer with (i) executed copies of any In-License entered into by the Company or its Affiliates after the date hereof, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b)The Company shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Company shall provide the Payer a copy thereof (or if restricted by

250212926 v1

Exhibit 10.6

applicable confidentiality obligations under such In-License, notice thereof and a summary of such material breach). The Company shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Payer upon curing any such breach. The Company shall provide the Payer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Company shall not terminate any In-License without providing the Payer prior written notice. Promptly, and in any event within [***] following the Company’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Company shall provide the Payer a copy thereof.

Section 6.7Out-Licenses.  During the term of the Revenue Participation Right:

(a)Subject to compliance with this Section 6.7, the Company, or any of its Affiliates, may enter into a new Out-License with a Third Party (each such Out-License that complies with this Section 6.7, a “Permitted License”), provided, that any such Out-License that is a Commercialization License and grants, transfers or otherwise conveys rights to Commercialize a Product within [***] shall be subject to Payer’s prior written consent (not to be unreasonably, withheld, conditioned, or delayed), unless the Licensee is [***] of at least (i) $[***] or (ii) $[***] with at least $[***] in [***] in the [***] prior to enter into such new Commercialization License.

(b)The Company shall promptly (and in any event within [***]) provide the Payer with (i) executed copies of each Commercialization License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of any Commercialization License.

(c)The Company shall include in all Commercialization Licenses provisions permitting the Company to audit such Licensee and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Payer’s rights to audit the Company set forth in Section 6.4.

(d)The Company shall provide the Payer prompt (and in any event within [***]) written notice of a Licensee’s material breach of its obligations under any Commercialization License of which any of the individuals named in the definition of “Knowledge of the Company” (or the successors of such Person at the Company) becomes aware.

(e)The Company shall provide the Payer with written notice promptly (and in any event within [***]) following the termination of any Commercialization License.

(f)The Payer acknowledges and agrees that in the event that Company enters into (or plans to enter into) any Permitted License, the Payer shall, at the reasonable request of the Company, enter into non-disturbance and similar agreements in a form reasonably acceptable

250212926 v1

Exhibit 10.6

to the Payer in connection with such  Permitted License to the extent reasonably requested by the counter-party to such (or prospective counter-party) thereto.

Negative Pledge and Intercreditor Agreement

(a). At any time prior to the Minimum Return Date, the Company shall not, without the prior written consent of the Payer, create, incur, assume or suffer to exist any Lien upon or with respect to the Product Collateral, except for Permitted Liens. For the avoidance of doubt, nothing herein shall restrict the Company from incurring unsecured Indebtedness or Indebtedness secured by assets that are not Product Collateral or Revenue Participation Rights.

Insolvency Event

. Upon an Insolvency Event, the Company agrees that the amounts comprising the Payment Obligations shall automatically and immediately accelerate and become immediately due and payable, in each case, without any action or notice by any party or Person and the Payer may take such other steps as it sees fit including enforcing the Liens pursuant to the Security Documents subject to any applicable Acceptable Intercreditor Agreement entered into prior to such date. The parties hereto acknowledge and agree that (a) this Agreement is a non-executory contract, (b) the Payer will have fully and completely performed all of its obligations and duties due hereunder as of the Closing, including having paid in cash the entire Pre-Paid Forward Price, which is adequate and proper consideration for the Remaining Obligations outstanding to the Payer under this Agreement, (c) the Company’s Remaining Obligations to the Payer are fully-earned, irrevocable and unconditional, including in an Insolvency Event, (d) in light of the impracticality and difficulty of ascertaining actual damages, the Remaining Obligations are intended to be a reasonable calculation of the actual damages that would be suffered by the Payer as a result of any such Insolvency Event and are not intended to act as a penalty, (e) the process by which the Remaining Obligations are to be determined shall not be considered an action that may be blocked by the automatic stay or any other provision of Bankruptcy Law in an Insolvency Event but rather a fair and rational approach for establishing the value of such amount and (f) it would be inequitable and unjust for all parties hereto and all other interested parties or Persons for any bankruptcy court, other court, Governmental Entity or other Person to not honor or carry out the process for establishing the Remaining Obligations as set forth in this Agreement.

Section 6.10Use of Proceeds; Diligence.

(a)All amounts paid by the Payer to the Company under this Agreement will be solely used by the Company to [***], [***], and [***].

(b)The Company shall use Commercially Reasonable Efforts to (i) complete clinical development, (ii) prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain all Marketing Approval required to Commercialize the Products in the Territory, (iii) not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approvals, and (iv) Commercialize (either directly or through Licensees) the Products in the Territory.

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Exhibit 10.6

(c)On a country-by-country and Product-by-Product basis, if a Loss of Market Exclusivity has occurred in such country for such Product, the Company’s obligations under Section 6.10(b) shall no longer apply in such country for such Product.

IIA

(a). The Company agrees (a) to not apply for or take further grants or funding from the IIA, and (b) to comply with its current obligations to the IIA regarding the commitment to continue to employ at least 75% of its research and development jobs in Israel for a period of at least [***], until [***].

Efforts to Consummate Transactions

. Subject to the terms and conditions of this Agreement, each of the Company and the Payer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by the Transaction Documents. Each of the Payer and the Company agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents.

Further Assurances

. After the Closing, the Company and the Payer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by the Transaction Documents. During the term of the Revenue Participation Right, the Company shall not, and shall cause its Affiliates not to, develop, commercialize or Out-License any pharmaceutical product (that is not a Product) incorporating (a) [***] or (b) [***], in each case of (a) or (b) without the prior written consent of the Payer.

Product Collateral

. To the extent additional Product Collateral is created, obtained or acquired by the Company, the Company shall promptly take all such steps to ensure that such additional Product Collateral are subject to the Liens conferred by the Security Documents including by way of entering into any amendments or supplements to the Security Documents or any additional Security Documents to the satisfaction of the Payer and promptly making all such necessary filings and registrations as are required including at the Israeli Registrar of Companies and if in respect of Israeli Patents, with the Israeli Patent Office within the required timeframe and in each case to the satisfaction of the Payer. For the avoidance of doubt, the Company shall not be required to take any action to grant or perfect the security interests granted hereby and the Security Documents in any jurisdiction outside of the Covered Jurisdictions.

Escrow

. As promptly as practicable after the date hereof the Company and the Payer shall enter into a mutually acceptable Escrow Agreement, at the sole cost of the Company, and the Payer will deposit the Pre-Paid Forward Price into the Escrow Account. If the satisfaction or waiver of all conditions set forth in ARTICLE 5 occurs, such that the Closing would occur upon release of the Pre-Paid Forward Price, then the parties shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to promptly release

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Exhibit 10.6

the Pre-Paid Forward Price to the Company. If this Agreement is terminated prior to the Closing Date pursuant to ARTICLE 9, then the Payer shall provide written instructions to the Escrow Agent directing the Escrow Agent to promptly return the Pre-Paid Forward Price to the Payer.

Section 6.16Certain Tax Matters.

(a)If there is an inquiry by any Governmental Entity of the Payer or the Company related to the treatment of the transactions contemplated by this Agreement, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner.

(b)The parties acknowledge and agree that, as of the date hereof, all payments by the Company to the Payer and by the Payer to the Company shall be made without deduction or withholding for any Taxes. If any change in applicable law requires the deduction or withholding of any Tax from any payment by the Company, then the Company shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the Payer any Tax that it is required to withhold and deduct under applicable law. The Company shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any amount payable by the Company to the Payer shall be increased as necessary so that after deduction or withholding of any Tax has been made (including such deductions and withholdings applicable to additional sums payable under this Paragraph) (whether as a result of a change in applicable law or otherwise), the Payer receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that if as a result of a Withholding Action by the Payer (including any assignee or successor), the amount of any tax withheld or deducted exceeds the amount of such withholding or deduction that would have been required in the absence of such Withholding Action, the Company shall be required to pay an additional amount only to the extent that the Company would be required to pay any additional amount to the Payer pursuant to this Section 6.16(b) if the Payer had not committed such Withholding Action (except to the extent such excess additional amounts results from a change in applicable law that occurs after the date of such Withholding Action). For purposes of this Section 6.16(b), “Withholding Action” means (i) a permitted assignment of this Agreement (in whole or in part) by the Payer to an Affiliate or a Third Party resident in a different jurisdiction; (ii) a redomiciliation of such party, an assignee or a successor to a jurisdiction other than Ireland or Israel; and (iii) any action taken after the date of this Agreement by the Payer (other than at the request of the Company and other than actions required by applicable law) that causes the representation in Section 4.2(i) to be inaccurate (disregarding for this purpose the reference to “as of the date hereof”).

(c)The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the other party with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority.

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Exhibit 10.6

ARTICLE 7
INDEMNIFICATION

General Indemnity

. From and after the Closing:

(a)the Company hereby agrees to indemnify, defend and hold harmless the Payer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Payer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Payer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Company in the Transaction Documents, and (ii) any breach of any of the covenants or agreements of the Company in the Transaction Documents; and

(b)the Payer hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and its and their directors, officers, agents and employees (the “Company Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Payer in the Transaction Documents, and (ii) any breach of any of the covenants or agreements of the Payer in the Transaction Documents.

Notice of Claims

. If either a Payer Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand (such Payer Indemnified Party on the one hand and such Company Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Limitations on Liability

(a). Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any lost profits or revenue, lost opportunity, consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Payer’s damages, if any, for any such action or claim will typically include Losses for

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Exhibit 10.6

Revenue Payments that the Payer was entitled to receive but did not receive timely or at all due to such indemnifiable event and (ii) the Payer shall be entitled to make claims for all such missing or delayed Revenue Payments as Losses hereunder, and such missing or Revenue Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Exclusive Remedy

. Except as set forth in Section 6.9, Section 10.11, and Exhibit B, and except for any event of default or the enforcement of any remedies under the Security Documents, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations and warranties made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Tax Treatment of Indemnification Payments

. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Pre-Paid Forward Price for tax purposes to the fullest extent permitted by applicable law.

ARTICLE 8
CONFIDENTIALITY

Confidentiality

. Except as provided in this ARTICLE 8, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

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Exhibit 10.6

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Authorized Disclosure

.

(a)Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)for regulatory, Tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii)upon the prior written consent of the Disclosing Party;

(viii)disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(ix)as is necessary in connection with a permitted assignment pursuant to Section 10.4.

(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential

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Exhibit 10.6

treatment of such information. In any event, the Payer shall not file any patent application based upon or using the Confidential Information of Company provided hereunder.

(c)Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Company’s Intellectual Property Rights may be only disclosed to or accessed by the Payer and its attorneys and auditors, without further disclosure to any other Representative of the Payer.

ARTICLE 9
TERMINATION

Mutual Termination

. This Agreement may be terminated by mutual written agreement of the Payer and the Company.

Automatic Termination

. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until: (a) if the Closing has not occurred, [***] after the date hereof, or (b) following the Closing, [***] after the Revenue Payment Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Survival

. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), Section 6.4 (Inspections and Audits of the Company) (for the time period stated therein) ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality) (for the time period stated therein), this Section 9.3 (Survival) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 10
MISCELLANEOUS

Headings

. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Notices

. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:

If to the Company, to it at:

UroGen Pharma Ltd.

400 Alexander Park Drive

Princeton, NJ 08540

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Exhibit 10.6

Attn: [***]

Email: [***]

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attn: Charles J. Bair

Email: cbair@cooley.com

If to the Payer, to it at:

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: [***] and Bradley Sitko

Email: [***] bs@rtwfunds.com and [***]

with a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr & Todd Trattner

E-mail: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Expenses

. The Company shall promptly reimburse the Payer for all Transaction Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses; provided however that the Company shall reimburse the Payer for all costs related to perfection and enforcement of the Transaction Documents.

Assignment

. The Company may not assign in whole or in part this Agreement, any of its rights or obligations hereunder, or any Product Rights, without the Payer’s prior written consent, except to a Third Party in connection with the sale or transfer of all or substantially all of the Company’s business or assets related to a Product, whether by merger, sale of assets, reorganization, or other conveyance of title and only if upon closing any such transaction, the Company causes such Affiliate or Third Party, as applicable, (a) to deliver a

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Exhibit 10.6

writing to the Payer in which it assumes all of the obligations of the Company to the Payer under this Agreement and other Transaction Documents, (b) such Affiliate or Third Party shall be deemed an assignee of Company under this Agreement, and (c) concurrent with such assignment, the effectiveness of which shall be conditional upon, to deliver to the Payer of the same or equivalent Liens on the Product Collateral under the Security Documents and perfect and register such Liens at all applicable registries in all applicable jurisdictions to the Payer's satisfaction; provided that (i) such assignment does not result in any adverse Tax consequences to the Payer as determined at the time of such assignment and (ii) for the avoidance of doubt, nothing in this Section 10.4 shall restrict the Company from incurring any Permitted Liens, entering into any Permitted License, from transferring the Marketing Approvals for any jurisdiction to any subsidiary or a Licensee (or an affiliate of a Licensee) in connection with a Permitted License, or incurring any Indebtedness. Following the Closing, the Payer may assign this Agreement in whole or in part to any Person, provided that such assignment (i) does not result in any adverse Tax consequences to the Company and (ii) is not made to a pharmaceutical company developing or Commercializing therapies for the treatment of urologic diseases, in each case as determined at the time of such assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment of this Agreement in violation of this Section 10.4 shall be null and void.

Section 10.5Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Entire Agreement

. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. As of the date hereof, the Confidentiality Agreement between the Payer and the Company, dated as of [***] is hereby terminated without further force and effect, superseded by ARTICLE 8 of this Agreement and all obligations between the parties relating to confidentiality shall be governed by ARTICLE 8 of this Agreement.

No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the Company and the Payer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such

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Exhibit 10.6

successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third-party beneficiaries of the benefits provided for in Section 7.1.

Governing Law

. This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.9Jurisdiction; Venue.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING IN RELATION TO ITS VALIDITY, ENFORCEMENT AND TERMINATION), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PAYER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE PAYER AND THE COMPANY HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PAYER AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE PAYER AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE PAYER OR THE COMPANY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.2 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PAYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected

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Exhibit 10.6

to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

(d)NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT OF THE PAYER TO BRING ANY ACTION, LITIGATION OR PROCEEDING (INCLUDING ENFORCEMENT OF ANY LIEN) RELATED TO THE ISRAELI SECURITY AGREEMENT IN THE COURTS SPECIFIED IN THE ISRAELI SECURITY AGREEMENT.

Severability

. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Specific Performance

. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Counterparts

. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Relationship of the Parties

. The relationship between the Payer and the Company is solely that of recipient and grantor, and neither the Payer nor the Company has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership, investment or similar agreement, and nothing contained herein shall be deemed to constitute the Payer and the Company as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes, or to constitute the Payer as an investor in the Company. The Payer and the Company agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

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Exhibit 10.6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

COMPANY
UroGen Pharma Ltd.

By:	/s/ Molly Henderson
Name: Molly Henderson
Title: Chief Financial Officer

PAYER
RTW Investments ICAV for and on behalf of RTW Fund 2

By:	/s/ Dermot Hanley
Name: Dermot Hanley
Title: Chairman

[Signature Page to Pre-Paid Forward Contract]

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Exhibit A

Form of Company Opinions

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Exhibit B

Valuation Procedures

[***]

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AMENDMENT NO. 1 TO

PRE-PAID FORWARD CONTRACT

This Amendment No. 1 to Pre-Paid Forward Contract  (“Amendment”), dated April 30, 2021 (the “Amendment Date”), is between RTW Investments ICAV, an Irish Collective Asset-management Vehicle registered in Ireland as an umbrella fund with segregated liability between sub-funds (the “Payer”), for and on behalf of its sub-fund, RTW Fund 2, and UroGen Pharma Ltd., an Israel corporation with company registration number 513537621 (the “Company”), and amends that certain Pre-Paid Forward Contract, dated as of March 18, 2021 (the “Agreement”), by and between the Payer and the Company.

WHEREAS, the parties mutually wish to amend the Agreement to, among other things, extend the automatic termination date; and

WHEREAS, Section 10.5 of the Agreement provides that the Agreement may be amended by a writing signed by each of the parties to the Agreement.

NOW THEREFORE, in consideration of the covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Payer hereby agree as follows:

1.	Defined Terms. Capitalized terms that are used in this Amendment have the meaning set forth in the Agreement, unless otherwise defined in this Amendment.
2.	Amendment. Effective as of the Amendment Date, Section 9.2 of the Agreement is amended to read in its entirety as follows:

Automatic Termination.  Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until: (a) if the Closing has not occurred, [***] after the date hereof, or (b) following the Closing, [***] after the Revenue Payment Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

3.

Entire Agreement.  The provisions of this Amendment supersede all provisions of the Agreement that are inconsistent with the provisions of this Amendment.  The Agreement, as modified by this Amendment, remains in full force and effect and, with the Exhibits annexed thereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all other understandings and negotiations with respect hereto and thereto.  Unless the context otherwise requires, the term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4.

Governing Law.  This Amendment shall be exclusively governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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5.	Waiver. This Amendment shall not be deemed a waiver by any party of any of its rights or remedies under the Agreement, except to the extent expressly set forth in this Amendment.
6.

Counterparts.  This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

COMPANY

UroGen Pharma Ltd.

By: /s/ Molly Henderson
        Name: Molly Henderson
        Title:   Chief Financial Officer

PAYER

RTW Investments ICAV for and on behalf of RTW Fund 2

By: /s/ Dermot Hanley
        Name: Dermot Hanley
        Title:   Chairman

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